Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CASCADIAN THERAPEUTICS, INC.

at

$10.00 NET PER SHARE IN CASH

Pursuant to the Offer to Purchase dated February 8, 2018

by

VALLEY ACQUISITION SUB, INC.,

a wholly owned subsidiary of

SEATTLE GENETICS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 9, 2018 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MARCH 8, 2018), UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

February 8, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Valley Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Seattle Genetics, Inc., a Delaware corporation (“Seattle Genetics”), to act as information agent in connection with Purchaser’s offer to purchase all of the shares of common stock, par value $0.0001 per share (the “Shares”), of Cascadian Therapeutics, Inc., a Delaware corporation (“Cascadian Therapeutics”), that are issued and outstanding at a price of $10.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 8, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF CASCADIAN THERAPEUTICS (THE “CASCADIAN THERAPEUTICS BOARD”) UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information, and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Offer to Purchase;

2.	the Letter of Transmittal for your use in accepting the Offer and tendering Shares, and for the information of your clients, together with the included IRS Form W-9 and instructions for completing such form;

3.

a notice of guaranteed delivery to be used to accept the Offer if certificates representing tendered Shares are not immediately available or time will not permit all other required documents to be delivered to Computershare Trust

Company, N.A. (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4.	Cascadian Therapeutics’ Solicitation/Recommendation Statement on Schedule 14D-9 dated February 8, 2018;

5.	a form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	a return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on March 9, 2018 (one minute after 11:59 P.M., New York City time, on March 8, 2018), unless the Offer is extended.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 30, 2018 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Seattle Genetics, Purchaser and Cascadian Therapeutics, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth therein, Purchaser will merge with and into Cascadian Therapeutics (the “Merger”), with Cascadian Therapeutics continuing as the surviving corporation in the Merger and as a subsidiary of Seattle Genetics. Because the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), no stockholder vote will be required to consummate the Merger. At the effective time of the Merger, any Shares not purchased pursuant to the Offer (other than Shares owned by stockholders who are entitled to demand and properly demand appraisal in accordance with Section 262 of the DGCL in connection with the Merger, as described in the Offer to Purchase and Shares then owned by Seattle Genetics, Purchaser or any other wholly owned subsidiary of Seattle Genetics and Shares owned by Cascadian Therapeutics or any wholly owned subsidiary of Cascadian Therapeutics, and in each case, not held on behalf of third parties) will be automatically converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes.

After careful consideration, the Cascadian Therapeutics Board has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of Cascadian Therapeutics and its stockholders, (ii) approved the Merger Agreement and declared it advisable, (iii) approved the execution, delivery and performance by Cascadian Therapeutics of the Merger Agreement and the consummation of the transactions contemplated therein, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware, and (v) resolved to recommend that the stockholders of Cascadian Therapeutics accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

For Shares to be properly tendered pursuant to the Offer, (i) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (ii) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Innisfree M&A Incorporated (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, Seattle Genetics, Cascadian Therapeutics, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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